Exhibit 10.2
EMPLOYMENT AGREEMENT

This Agreement is made, entered into, and is effective as of the Effective Date, by and between the Company and the Executive.

Article 1.  Employment

1.1           The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company in accordance with the terms and conditions set forth herein for a period of three years, commencing  as of the Effective Date (such three year period as it may be extended, the “Term”).  Commencing on the third anniversary of the Effective Date, and each anniversary thereafter, the Term shall automatically be extended for an additional year, unless at least 90 days prior to such anniversary, the Company or Executive shall have given notice in accordance with Section 12.2 that it or he does not wish to extend the Term  If the Company gives such Notice of Termination, it shall be treated as a Termination Without Cause as per Section 7.4 or 8.2 as may be applicable; if Executive gives such Notice of Termination it shall be treated as a  Voluntary Termination by the Executive under Section 7.3.

1.2           Restricted Shares; Stock Options. The Company shall grant to the Executive on the Employment Date the following long-term incentive awards:

(a) Time-Based Restricted Shares.  A restricted stock award of 349,780 shares of the Company’s common stock.  Such award shall vest as to one-third of the shares underlying the award on December 31, 2012; one-third on December 31, 2013 and the remaining one-third on December 31, 2014, provided that the Executive is employed by the Company or its affiliate on the applicable vesting date.  In the event that the Executive’s employment is terminated for Cause or is voluntarily terminated by the Executive other than for Good Reason, any such shares that are unvested at the time of such termination of employment shall be forfeited to the Company (in exchange for no consideration).

(b)  Time-Based Stock Options. A stock option to purchase 524,670 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the Employment Date, a ten year term, and such other terms and conditions applicable to stock options granted by the Company to its senior management. Such award shall vest as to one-third of the shares underlying the award on December 31, 2012; one-third on December 31, 2013; and one-third on December 31, 2014, provided that the Executive is employed by the Company or its affiliate on the applicable vesting date.  In the event that the Executive’s employment is terminated for Cause or is voluntarily terminated by the Executive other than for Good Reason, the portion of  such option  that is unvested at the time of such termination of employment shall be forfeited to the Company (in exchange for no consideration).

(c) Performance-Based Stock Options.  A stock option to purchase 174,890 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the Employment Date,  a ten year term, and such other terms and conditions applicable to stock options granted by the Company to its senior management.  Such award shall vest and become exercisable upon the satisfaction of the performance conditions (based upon a performance period of no greater than 3 years) to be determined by the Compensation Committee.

1.3           Sign-on Bonus.  On the Employment Date, the Company shall pay the Executive a one-time sign-on bonus in the amount of $480,000, subject to all applicable withholdings and deductions.

Article 2.  Definitions

2.1           “Agreement” means this Employment Agreement.

2.2           “Annual Bonus” means the annual bonus that may be paid to the Executive in accordance with the Company’s annual bonus program as described in Section 5.3.

2.3           “Base Salary” means the salary of record paid to the Executive as annual salary, pursuant to Section 5.2, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.4           “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act.

2.5           “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 15.6.

2.6           “Board” means the Board of Directors of the Company.

2.7           “Cause” means:

(a)           the Executive’s willful and continued failure to substantially perform his duties and responsibilities, after prior written notice thereof and an opportunity to cure;

(b)           the Executive’s willful engaging in conduct which is materially injurious (monetarily or otherwise) to the Company, including without limitation, misuse of Company funds or property;

(c)           the Executive’s conviction of a felony (other than a moving vehicle violation); or

(d)           any other material breach by the Executive of this Agreement, including but not limited to Article 13 (Confidentiality and Noncompetition) or any other confidentiality, noncompetition, nondisclosure and/or inventions agreement with the Company which is materially injurious (monetarily or otherwise) to the Company.

Notwithstanding the foregoing, the Company must notify the Executive of any event constituting Cause within 45 days following the Company’s knowledge of its existence or such event will not constitute Cause under this Agreement.  For purposes of this Agreement, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. The Executive’s employment will in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based is an act or failure to act in respect of which the Executive meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time of such act or failure to act.

2.8           “Change of Control” or “COC” shall mean the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:

(a)           Any Person becomes the owner of voting securities of the Company (“Voting Securities”) representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities, other than by virtue of a merger, consolidation or similar transaction; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which are acquired by any Person in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any of the Company’s subsidiaries, (B) the Company or any of the Company’s subsidiaries, or (C) any Person of not more than 25% of the Voting Securities that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (C) shall cease to apply when a Person who is a 13G Filer becomes required to file a Schedule 13D under the Securities Exchange Act with respect to such beneficial ownership of the Voting Securities;

(b)           The consummation of a merger, consolidation or similar transaction that directly or indirectly involves the Company (a “transaction”), other than a transaction which results in (A) the Incumbent Directors (as hereinafter defined) constituting immediately after such transaction at least a majority of the Board, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, and (B) the voting securities of the Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such transaction;

(c)           The stockholders of the Company approve, or the Board approves, a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company otherwise occurs;

(d)           The consummation of a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company (a “disposition”) that requires approval of the Company’s stockholders under Delaware corporate law; provided that this paragraph (d) excludes a disposition to an entity with respect to which stockholders of the

Company own immediately after the disposition more than fifty percent (50%) of the combined voting power of the entity’s outstanding voting securities; or

(e)           The Board ceases to be composed of at least a majority of Incumbent Directors. “Incumbent Directors” are the current members of the Board and any subsequent Board member who was nominated or elected by a majority vote of the Incumbent Directors then in office; provided, however, that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest.

Notwithstanding the above paragraphs (a) through (e), a “Change of Control” shall not have occurred (unless the Board determines otherwise) by reason of either of the following: (A) any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between the Company and any subsidiary of the Company (a “reorganization”), provided the reorganization was approved by at least two-thirds (2/3) of the Incumbent Directors (as defined above) then in office and voting; or (B) any of the transactions described in paragraphs (a) through (e) above occurs pursuant to an Insolvency Proceeding.  An “Insolvency Proceeding” means (A) the Company institutes or consents to the institution of any proceeding under any debtor relief law, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for the Company or for all or any material part of the Company’s property; (B) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Company and the appointment continues undischarged or unstayed for 60 calendar days; or (C) any proceeding under any debtor relief law relating to the Company or to all or any material part of the Company’s property is instituted without the consent of the Company and continues undismissed or unstayed for 60 calendar days, or any order for relief is entered in any such proceeding.

2.9           “Change of Control Protection Period” means the twenty-seven (27) month period commencing three months prior to a Change of Control and ending twenty-four (24) months after the date of a Change of Control.

2.10           “COC Severance Benefits” means the payment of severance compensation associated with a Qualifying Termination as described in Article 8 (Change of Control).

2.11           “Code” means the Internal Revenue Code of 1986, as amended.

2.12           “Common Stock” means the common stock of the Company, $0.001 par value per share.

2.13           “Compensation Committee” means the Compensation Committee of the Board, or the committee appointed by the Board to perform the functions of such committee, or if no such committee exists, the Board.

2.14           “Company” means Dendreon Corporation, a Delaware corporation, or any Successor Company thereto as provided in Section 11.1.

2.15           “Director” means any individual who is a member of the Board.

2.16           “Disability” or “Disabled” has the meaning ascribed to such term in Section 7.2.

2.17           “Effective Date” means January 31, 2012.

2.18           “Effective Date of Termination” means the date on which a termination of the Executive’s employment occurs.

2.19           “Employment Date” means January 31, 2012.

2.20           “Executive” means John H. Johnson.

2.21           “Good Reason” shall mean:

(a)           Without the Executive’s express written consent, the occurrence of any one or more of the following other than during the Change of Control Protection Period:

(1)           The Board or Company (A) alters the Executive’s duties, responsibilities or title resulting in a significant diminution of the Executive’s position, duties, responsibilities or status with the Company or, (B) requires the Executive to report to anyone other than the most senior executive of the Company if the Executive previously reported to the most senior executive of the Company or (C) reduces the Executive’s Base Salary, unless the base salaries of all other employees of the Company at the Vice President level or above are proportionately reduced and such reduction does not exceed 10% of the Executive’s Base Salary;

(2)           The Board or Company transfers or assigns the Executive to any location that is more than fifty (50) miles from the location of the Executive’s principal office. Required travel on the Company’s business that is consistent with the business travel obligations of the Executive’s position is excluded from this definition; or

(3)           The Company materially breaches its obligations under this Agreement, but only after the Executive has provided written notice to the Company specifying such material breach and the Company fails to cure such breach within 20 days after its receipt of such notice.

(b)           During the Change of Control Protection Period, the Executive may resign for “Good Reason” upon the occurrence of any of the following events or conditions without the Executive’s express consent:

(1)           A material adverse change in the Executive’s duties, responsibilities or title as in effect at any time within one year preceding the date of a Change of Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which are inconsistent with his duties, responsibilities or title as in effect at any time within one year preceding the date of a Change of Control or at any time thereafter; or any removal of the

Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

(2)           A material reduction in the Executive’s Base Salary or Target Annual Bonus opportunity as in effect at any time within one year preceding the date of a Change of Control or at any time thereafter; provided, however, that a reduction by more than 10% in the Executive’s Base Salary or Target Annual Bonus opportunity shall be considered a material reduction for purposes of this definition;

(3)           The Board or Company transfers or assigns the Executive to any location that is more than fifty (50) miles from the location of Executive’s principal office prior to the Change of Control. Required travel on the Company’s business that is consistent with the regular and customary business travel obligations of the Executive’s position is excluded from this definition;

(4)           The failure by the Company to (A) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under a material employee benefit plan, program and practice in which the Executive was participating at any time within one year preceding the date of a Change of Control or at any time thereafter, or (B) permit the Executive to participate in any or all incentive, savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees of the Company and affiliated companies of the Company (including any successors to the Company and affiliated companies of the Company);

(5)           The Company materially breaches its obligations under this Agreement;

(6)           Any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 7.5; or

(7)           The failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successor Company to assume and agree to perform this Agreement.

Notwithstanding anything to the contrary in Section 7.6, the Executive shall provide written notice to the Company of any actual or perceived occurrence of any of the foregoing events which could give rise to a “Good Reason” termination by the Executive, and the Company shall have twenty (20) days from the date of such notice to cure any alleged deficiency to the extent curable.

2.22           “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon, and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

2.23           “Payment Date” shall have the meaning ascribed to it in Section 15.10.

2.24           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.25           “Position” shall have the meaning ascribed to it in Section 3.1.

2.26           “Qualifying Termination” means any of the events described in Section 8.2, the occurrence of which triggers the payment of COC Severance Benefits hereunder.

2.27           “Release” shall have the meaning ascribed to it in Section 15.10.

2.28           “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.29           “Section 409A” shall have the meaning ascribed to it in Section 9(a)(i).

2.30            “Severance Benefits” means the payment of severance compensation as provided in Sections 7.4 and 7.6, and not payable due to a COC.

2.31           “Six-Month Payment Date” shall have the meaning ascribed to it in Section 10.1.

2.32           “Successor Company” means any company that (i) acquires more than 50% of the assets of the Company or (ii) acquires more than 50% of the outstanding stock of the Company, or (iii) is the surviving entity in the event of a COC.

Article 3.  Position and Responsibilities

3.1           The Executive agrees to serve as President and Chief Executive Officer of the Company, reporting to the Board, or in such other position which Executive shall agree to accept or to which Executive shall be promoted (the “Position”).

Article 4.  Standard of Care

4.1           The Executive shall devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless such business activity is approved by the Board or Compensation Committee.  However, subject to Article 13 and with the approval of the Compensation Committee, the Executive may serve as a director of other companies so long as such service is not injurious to the Company or materially interfere with Executive’s duties hereunder

Article 5.  Compensation

5.1           As remuneration for all services to be rendered by the Executive during employment, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive those items set forth in Sections 5.2 through 5.8.

5.2           The Company shall pay the Executive a Base Salary which initially shall be at a rate of $800,000 per year.  The Base Salary may not be reduced unless the base salaries of all other employees of the Company at the Vice President level and above are proportionally reduced and in the case of such reduction, Base Salary shall not be reduced by more than 10%.

(a)           This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b)           The Base Salary shall be reviewed at least annually during employment, to ascertain whether, in the judgment of the Board or Compensation Committee, such Base Salary should be increased based primarily on the performance of the Executive during the year and peer company compensation review.

5.3           Annual Bonus.  Thirty (30) days after the end of each calendar year, if the Company and the Executive meet specified targets agreed upon in advance by the Board, the Executive shall be entitled to receive a target bonus of one hundred percent (100%) of his Base Salary (the “Target Annual Bonus”) as determined by the Board, in its sole discretion.  Before the beginning of a new bonus year, the Board may, in its discretion, reduce the percentage of the Target Annual Bonus applicable to employees provided that Executive’s Target Annual Bonus may be reduced only to the extent that the percentage annual bonus of all other employees of the Company at the Vice President level and above are proportionally reduced.  The Executive must be currently employed by the Company as of the date of payment of any Annual Bonus in order to be entitled to such payment.  For calendar year 2012, Executive shall have a target opportunity equal to 100% of Base Salary with the actual payout determined by actual performance achievement related to the 2012 target performance goals, but any such payout shall not be prorated based on length of service.

5.4           Long-Term Incentives.  The Executive shall be eligible to participate in the Company’s long-term incentive plan, as such shall be amended or superseded from time to time; provided, however, that nothing in this Section 5.4 shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the long term incentive plan, so long as such changes are equally applicable to all comparable senior executives of the Company.

5.5           Retirement Benefits.  The Company shall permit the Executive to participate in any Company qualified defined benefit and defined contribution retirement plans as may be established during the Executive’s employment by the Company; provided, however, that nothing in this Section shall be construed as obligating the Company, the Board or the Compensation Committee to refrain from changing, and/or amending the nonqualified retirement programs, so long as such changes are equally applicable to all senior executives  of the Company.

5.6           Employee Benefits.  During employment, and as otherwise provided within the provisions of each of the respective plans, the Company shall make available to the Executive all benefits to which other executives and employees of the Company are entitled to receive, as commensurate with the Position, subject to the eligibility requirements and other provisions of such arrangements as applicable to executives of the Company generally.

(a)           Such benefits shall include, but shall not be limited to, comprehensive health and major medical insurance, dental and life insurance, and short-term and long-term disability.

(b)           The Executive may likewise participate in any additional benefit as may be established during the Executive’s employment by the Company, by written policy of the Company.

5.7           Vacation.  The Executive shall accrue 25 paid vacation days during each calendar year (subject to pro-ration in calendar year 2012); provided, however, that with prior approval of the Board or Compensation Committee, Executive may carry forward into the next year up to 10 unused vacation days from the current year.

5.8           Perquisites.  The Company shall provide to the Executive, at the Company’s expense, such perquisites as the Board or Compensation Committee may determine from time to time to provide.

5.9           Right to Change Plans.  The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are equally applicable to all executive employees of the Company.

Article 6.  Expenses

6.1           Upon presentation of appropriate documentation and subject to compliance with the Company’s expense reimbursement policy as in effect from time to time, the Company shall pay, or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement.

Article 7.  Employment Terminations

7.1           Termination Due to Death.  In the event the Executive’s employment is terminated by reason of death, subject to Section 7.1(i), the Company’s obligations under this Agreement shall immediately expire.  Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(a)           Base Salary through the Effective Date of Termination;

(b)           An amount equal to the Executive’s unpaid  Target Annual Bonus  established for the fiscal year in which such termination is effective, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is 365;

(c)           Base Salary until earlier of six (6) months after the Effective Date of Termination or the commencement of death benefits under any existing group life insurance plan maintained by the Company.

(d)           The Company shall pay any earned but unpaid Target Annual Bonus with respect to the calendar year ended prior to the termination of the Executive’s employment.

(e)           The Company shall fully accelerate vesting of any and all unvested stock options, restricted stock units and restricted stock grants held by the Executive;

(f)           Accrued but unused vacation pay through the Effective Date of Termination; and

(g)           All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(h)           The benefits described in Sections 7.1(a), (b) and (f) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event more than 30 days after such date.  All other payments due to the Executive upon termination of employment, including those described in Sections 7.1(c), (d) (e) and (g), shall be paid in accordance with the terms of such applicable plans or programs or, in the case of Section 7.1(c) at the times set forth therein.

(i)           With the exception of Articles 9, 10, 11, 12, 15 and 16 and Section 7.1 (which shall survive such termination), the Company and the Executive shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.1.

7.2           Termination Due to Disability.  In the event that the Executive becomes disabled during employment such that he is unable to perform his duties for more than 90 total calendar days during any period of 12 consecutive months, or in the event of the Board’s reasonable expectation that the Executive’s disability will exist for more than a period of 90 calendar days (“Disability”), the Company shall have the right to terminate the Executive’s employment as provided in this Section 7.2.

(a)           The Board shall deliver written notice to the Executive of the Company’s intent to terminate for Disability at least 14 calendar days prior to the Effective Date of Termination.

(b)           Determinations of Executive’s Disability shall determined by the Board upon receipt of and in reliance on competent medical advice from one or more individuals, selected by the Board who are qualified to give such professional medical advice.

(c)           A termination for Disability shall become effective upon the end of the 14-day notice period.  Upon the Effective Date of Termination, subject to Section 7.2(f), the Company’s obligations under this Agreement shall immediately expire.

(d)           Notwithstanding the foregoing, the Company shall be obligated to pay to the Executive the following:

(1)           Base Salary through the Effective Date of Termination;

(2)           An amount equal to the Executive’s unpaid targeted Annual Bonus  established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is 365;

(3)           The Company shall fully accelerate vesting of any and all unvested stock options, restricted stock units and restricted stock grants held by the Executive;

(4)           Accrued but unused vacation pay through the Effective Date of Termination; and

(5)           All other rights and benefits the Executive is vested in, pursuant to other plans and programs of the Company.

(e)           The benefits described in Sections 7.2(d)(1) and (d)(4) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event later than 30 days after such date.  The payments due to the Executive under Section 7.2(d)(2) shall be paid in a lump sum on the Payment Date (as defined in Section 15.10).  All other payments due to the Executive upon termination of employment, including those in Sections 7.2(d)(3) and (d)(5), shall be paid in accordance with the terms of such applicable plans or program.

(f)           With the exception of the covenants contained in Articles 8, 9, 10, 11, 12, 13, 15 and 16 and Section 7.2 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.2.

7.3           Voluntary Termination by the Executive.  The Executive may terminate this Agreement at any time by giving Notice of Termination to the Board, delivered at least 30 calendar days prior to the Effective Date of Termination.

(a)           The termination automatically shall become effective upon the expiration of the 30-day notice period.  Notwithstanding the foregoing, the Company may waive the 30-day notice period; provided, however, that the Executive shall be entitled to receive all elements of compensation described in Sections 5.1 through 5.6 for the 30-day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(b)           Upon the Effective Date of Termination, following the expiration of the  notice period, the Company shall pay the Executive his full Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which the Executive has a vested right at that time (for this purpose, the Executive shall not be paid any Annual Bonus with respect to the fiscal year in which voluntary termination under this Section occurs).

(c)           With the exception of Articles 9, 10, 11, 12, 13, 15 and 16 and Section 7.3 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.3.

7.4           Involuntary Termination by the Company without Cause.  At all times during employment, the Board may terminate the Executive’s employment for reasons other than death, Disability or Cause, by providing to the Executive a Notice of Termination.

(a)           Such Notice of Termination shall be irrevocable absent the express, mutual consent of the parties.

(b)           Upon the Effective Date of Termination (not a Qualifying Termination), the Company shall pay and provide to the Executive:

(1)           An amount equal to two times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)           An amount equal to two times the Executive’s Target Annual Bonus  established for the fiscal year in which the Effective Date of Termination occurs;

(3)           A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers) after the Effective Date of Termination for two years.  Such benefits shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits.  These benefits shall be provided to the Executive at the same coverage level as in effect as of the Effective Date of Termination, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.  However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.  The continuation of these welfare benefits shall be discontinued if prior to the expiration of the two-year period, the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee;

(4)           All outstanding equity awards granted to the Executive shall become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse;

(5)           An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6)           All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(c)           In the event that the Board terminates the Executive’s employment without Cause on or after the date of the announcement of the transaction which leads to a COC, the Executive shall be entitled to the COC Severance Benefits as provided in Section 8.3 in lieu of the Severance Benefits outlined in this Section 7.4; provided, however, that to the extent the

Executive’s employment terminates prior to the COC, the COC Severance Benefits shall be paid on the same schedule as the Severance Benefits.

(d)           Subject to Article 9 and Section 15.10, payment of all benefits described in Sections 7.4(b)(1) and (2) shall be made in a single sum on the Payment Date.

(e)           Except as specifically provided in Section 7.4(d), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(f)           With the exception of Articles 8, 9, 10, 11, 12, 13, 14, 15, and 17 and Section 7.4 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.4.

(g)           Notwithstanding anything herein to the contrary, and subject to the provisions of Section 409A of the Code, the Company’s payment obligations under this Section 7.4 shall be offset by any amounts that the Company is required to pay to the Executive under a national statutory severance program applicable to such Executive.

7.5           Termination for Cause.  Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive’s employment under this Agreement for Cause.

(a)           To be effective, the Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination for Cause.

(b)           In the event Executive’s employment is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary and accrued vacation pay through the Effective Date of Termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement.  The Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.5 with the exception of the covenants contained in Articles 8, 9, 10, 11, 12, 13, 14 and 15 and Section 7.5 (which shall survive such termination).

7.6           Termination for Good Reason. The Executive shall have 30 days from the date he learns of action taken by the Company that allows the Executive to terminate his employment for Good Reason to provide the Board with a Notice of Termination.

(a)           The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination.

(b)           The Company shall have 30 days to cure such Company action following receipt of the Notice of Termination.

(c)           The Executive is required to continue his employment for the 30-day period following the date in which he provided the Notice of Termination to the Board.  The Company may waive the 30-day notice period; however, the Executive shall be entitled to receive all elements of compensation described in Sections 5.2, 5.4, 5.5 and 5.6 for the 30-day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

(d)           Upon a termination of the Executive’s employment for Good Reason, and following the expiration of the notice and cure period, the Company shall pay and provide to the Executive the following:

(1)           An amount equal to two times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)           An amount equal to two times the Executive’s Targeted Annual Bonus Award established for the fiscal year in which the Effective Date of Termination occurs;

(3)           A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for two years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers).  Such benefits  shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits.  These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.  However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.  The continuation of these welfare benefits shall be discontinued prior to the end of the two-year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or Compensation Committee;

(4)           All outstanding equity awards granted to the Executive shall become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse;

(5)           An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(6)           All other benefits to which the Executive has a vested right at the time, according to the provisions of the governing plan or program.

(e)           The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness unless such incapacity is determined to constitute a Disability as provided herein.

(f)           Subject to Article 9 and Section 15.10, payment of all benefits described in Sections 7.6(d)(1) and (2) shall be made in a single sum on the Payment Date.

(g)           Except as specifically provided in Section 7.6(f), all other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

(h)           With the exceptions of Articles 8, 9, 10, 11, 12, 13, 14, 15, and 17 and Section 7.6 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Section 7.6.

Article 8.  Change of Control

8.1           Employment Termination In Connection with a COC.  The Executive shall be entitled to receive from the Company COC Severance Benefits if he experiences a Qualifying Termination during the Change of Control Protection Period; provided, that:

(a)           The Executive shall not be entitled to receive COC Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, or Disability, or due to voluntary termination of employment by the Executive without Good Reason.

(b)           COC Severance Benefits shall be paid in lieu of all other benefits provided to the Executive under the terms of this Agreement.

8.2           Qualifying Termination.  The occurrence of any one or more of the following events during the Change of Control Protection Period shall trigger the payment of COC Severance Benefits to the Executive under this Agreement:

(a)           An involuntary termination of the Executive’s employment by the Company for reasons other than Cause, death, or Disability, as evidenced by a Notice of Termination delivered by the Company to the Executive; or

(b)           A voluntary termination by the Executive for Good Reason, as evidenced by a Notice of Termination delivered to the Company by the Executive;.

8.3           Severance Benefits Paid upon a Qualifying Termination.  In the event the Executive becomes entitled to receive COC Severance Benefits, the Company shall pay to the Executive and provide him the following:

(a)           An amount equal to  two and one-half  times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(b)           An amount equal to two and one-half  times the Executive’s Target Annual Bonus established for the fiscal year in which the Executive’s Effective Date of Termination occurs;

(c)           An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d)           All outstanding long-term incentive awards shall accelerate and become fully vested, and all stock options shall remain fully exercisable in accordance with the terms of the governing plan and grant agreements;

(e)           A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for two and one-half years after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third-party providers).  Such benefits  shall be provided or paid in accordance with the Company’s regular payroll practice applicable to such benefits.

(1)           These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect 60 days prior to the date of the COC, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.

(2)           In the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

(3)           The continuation of these welfare benefits shall be discontinued prior to the end of the two and one-half  year period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Board or the Compensation Committee in good faith.

8.4           Form and Timing of Severance Benefit.  Payment of all of the benefits described in Sections 8.3(a) through (c) shall be paid in cash to the Executive in a single lump sum on the Payment Date, subject to Article 9 (Compliance with IRC Section 409A).  All other payments due to the Executive upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

8.5           With the exceptions of Articles 8, 9, 10, 11, 12, 13, 14, 15, and 17 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement following the Effective Date of Termination pursuant to this Article 8.

Article 9.  Compliance with IRC Section 409A.

(a)           The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Articles 7 or 8, as applicable:

(i)           It is intended that each installment of the payments and benefits provided under Articles 7 or 8 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of the “separation from service” of the Executive from the Company (determined as set forth below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Articles 7 or 8, as applicable.

(iii)           If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(1)           Each installment of the payments and benefits due under Articles 7 or 8, as applicable, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in this Agreement; and

(2)           Each installment of the payments and benefits due under Articles 7 or 8 that is not described in clause (1), above, and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(b)           The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h).  Solely for purposes of this Section 9(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the

Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)           The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such Severance Benefit or COC Severance Benefit (including, without limitation, as to the timing of any such payment payable pursuant to the terms of this Agreement) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

Article 10.  Creation of Rabbi Trust

10.1           In the event that a payment of a COC Severance Benefit is required to be made on the day that is six months and one day after the Executive’s “separation from service” pursuant to Section 9 (a)(iii), the Company shall deposit the full amount of such payment in cash in a rabbi trust for the benefit of the Executive as soon as reasonably practicable following the Executive’s “separation from service”.  The rabbi trust shall be governed by the terms of a trust agreement reasonably acceptable to the parties, shall be irrevocable and shall provide that the Company, or any successor thereto, may not, directly or indirectly, use or recover any assets of the rabbi trust until such time as the assets of the trust have been paid to the Executive hereunder, subject only to the claims of creditors of the Company in the event of its insolvency or bankruptcy.  The assets held by the rabbi trust shall be transferred to the Executive one day following the six-month anniversary of the Executive’s “separation from service” from the Company (the “Six-Month Payment Date”).  The assets delivered to the Executive pursuant to the rabbi trust shall reflect any investment gain or loss (as the case may be) on the COC Severance Benefit from the date the assets comprising the COC Severance Benefit were deposited into such rabbi trust until the Six-Month Payment Date.  The Company, or any successor thereto, shall deliver and pay over to the appropriate taxing authorities if and when due all amounts subject to withholding with respect to the transfer of the COC Severance Benefit to the rabbi trust and the transfer of the assets of the rabbi trust to the Executive (as adjusted for any investment gain or loss) on the Six-Month Payment Date, and shall instruct the trustee to transfer to the Executive such assets (in such form and asset class as has been deposited initially into the rabbi trust), without any further reduction for withholding for federal, state and local taxes other than any additional amounts required to be withheld on any amounts transferred to the Executive that were not included in the initial computation of the COC Severance Benefit.

Article 11.  Assignment

11.1           Assignment by Company.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of any Successor Company.

(a)           Any such Successor Company shall be deemed substituted for all purposes as the “Company” under the terms of this Agreement.

(b)           Failure of the Company to obtain the agreement of any Successor Company to be bound by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, and shall immediately entitle the Executive to benefits from the Company in the same amount and on the same terms as the Executive would be entitled to receive in the event of a termination of employment for Good Reason as provided in Section 7.6 (failure not related to a COC) or Section 8.3 (if the failure of assignment follows or is in connection with a COC).

(c)           Except as otherwise provided or as expressly agreed to in writing with the Executive, this Agreement may not otherwise be assigned by the Company.

11.2           Assignment by Executive.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(a)           If the Executive dies while any amount would still be payable to him pursuant to this Agreement had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary.

(b)           If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 12.  Legal Fees and Notice

12.1           Payment of Legal Fees.  To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred by Executive in contesting a termination, if the Executive prevails in such contest.  The Company shall also pay the reasonable attorneys fees, not to exceed $75,000, incurred by the Executive in the negotiation and preparation of this Agreement.

12.2           Notice.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

If to the Executive:
John H. Johnson
Four Kristina Way
Flemington, NJ 08822

With a copy to:
John D. Martini, Esq.
Reed Smith, LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103

If to the Company:
Dendreon, Inc.
Attention General Counsel
1301 2nd Avenue, Suite 3200
Seattle, WA 98101

Article 13.  Confidentiality and Noncompetition

13.1           Disclosure of Information.  The Executive recognizes that he has access to and knowledge of confidential and proprietary information of the Company that is essential to the performance of his duties under this Agreement.

(a)           The Executive will not, during and for so long as such information remains confidential, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for his own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process.

13.2           No Employment with, or Connection to, Competitor.  The Executive agrees that, from the Effective Date of this Agreement until one (1) year following the Executive’s Effective Date of Termination, the Executive will not, without securing the prior written permission of the Company:

(a)           be employed by, act as an agent for, or consult with or otherwise perform services for, a Competitor (as defined below); or

(b)           own any equity interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of, or be connected in any other manner with, a Competitor, except that this section shall not restrict the Executive from owning less than one percent (1%) of the equity interests of any publicly held entity.

13.3            Nonsolicitation of Company Employees and Customers.  The Executive agrees that for a period of one (1) year following the Executive’s Effective Date of Termination, the Executive will not, without securing the prior written permission of the Company, induce or attempt to induce any employee, officer, director, agent, independent contractor, consultant, customer, strategic partner, licensor, licensee, supplier or other service provider of the Company to terminate a relationship with, cease providing services or products to, or purchasing products or services from, the Company.

13.4           Definition of Competitor.  The term “Competitor” as used in this Agreement means any individual or entity that is directly engaged in the development and/or commercialization in the United States of one or more ex vivo cellular immunotherapies for the therapeutic treatment of cancer, which ex vivo cellular immunotherapies generate twenty percent (20%) or more of either the annual gross revenue or worldwide operating expense of such Competitor in the United States.  The term “Competitor” also includes an individual or entity that is preparing to directly engage in the development and/or commercialization in the United States of ex vivo cellular immunotherapies, if such ex vivo immunotherapies are anticipated to generate twenty (20%) or more of either the annual gross revenue or annual operating expense of such Competitor in the United States during the first calendar year of development and/or commercialization.

13.5           Reasonableness of Restrictions.  The Company and the Executive agree that, in light of all of the facts and circumstances relating to the relationship that exists and is expected to exist between the Company and the Executive, these restrictions (including, but not limited to, the scope of the restricted activities, the duration of the restrictions, and the geographic extent of the restrictions) are fair and reasonably necessary for the protection of the goodwill and other protectable interests of the Company.  If a court or arbitrator of competent jurisdiction declines to enforce any of these restrictions, the Company and the Executive agree that the restrictions shall be enforceable to the maximum extent allowed by law.

Article 14.  Outplacement Assistance

14.1           Following a termination of employment by the Company without Cause or by the Executive for Good Reason, the Executive shall be reimbursed by the Company for the costs of outplacement services obtained by the Executive and moving expenses within the one-year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to $50,000.  The provision of such reimbursement shall be subject to the terms of Section 9(c).

Article 15.  Miscellaneous

15.1           Entire Agreement.  The Company’s Proprietary Information and Inventions Agreement entered into by the Executive, the Company’s stock option plan and documents reflecting options and restricted stock granted to the Executive, the Indemnity Agreement entered into by the Company and the Executive, if any, and this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede any prior agreements, discussions, representations, negotiations, or understandings, oral or written, between the Executive and the Company.

15.2           Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

15.3           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

15.4           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.5           Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.6           Beneficiaries.  To the extent allowed by law, any payments or benefits hereunder due to the Executive at the time of his death shall nonetheless be paid or provided and the Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee.  The Executive may make or change such designation at any time.

15.7           Previous Obligations.

(a)           The Executive agrees and confirms that the Executive’s acceptance of this Agreement and performance of his duties hereunder will not in any way require or place the Executive in a position that may require or potentially may require the use or disclosure of any third party’s trade secrets or proprietary information.

(b)           The Executive confirms that the Executive has disclosed to the Company all agreements the Executive has with any third party that incorporate confidentiality restrictions or a covenant not to compete.

(c)           The Executive believes that he is under no obligations to any third party, including any confidentiality agreements, covenants not to compete or the like, which will in any way restrict the Executive’s ability to perform his duties hereunder.

(d)           The Executive agrees and confirms that in the event the Executive is ever asked to participate in any activity or perform any job duties and responsibilities as an employee of the Company which the Executive believes may involve the utilization or dissemination of information a third party has identified as its proprietary information or a trade secret or which may fall under a previously executed covenant not to compete, the Executive will immediately notify the General Counsel and will not undertake to participate in any activities which require or could possibly require the Executive to utilize or rely upon such proprietary information or trade secret.

15.8           Review by Counsel.  Prior to executing this Agreement, the Executive agrees that he has consulted with his attorney who represents his interests and who has fully and completely explained the terms and conditions of this Agreement and the obligations created herein.

15.9           Indemnification. The Company hereby agrees to indemnify the Executive for all of his actions taken in his capacity as an employee, officer, or director, to the maximum extent permissible by law.

15.10           Release.  Notwithstanding anything to the contrary in this Agreement, the obligation of the Company to make the payments or provide the benefits described in Sections 7.2(d)(2) and (3), 7.4(b)(1) through (4), 7.6(d)(1) through (4), or Section 8.3(a), (b) (d) or (e), and the right of the Executive to receive such benefits, are subject to the obligation of the Executive to deliver an executed release in the form attached hereto as Exhibit A (or, at the Company’s election, such other form that the Company is then reasonably using for executives similarly situated to the Executive) (the “Release”) and any applicable revocation period with respect to the Release expiring within 60 days following the Effective Date of Termination.  The severance payments and benefits shall be paid or commence on the first payment date following the date on which the Release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the year of termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

15.11           Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.12           Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Both parties have participated in the negotiation of this Agreement.  Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.13           Injunctive Relief.  Notwithstanding the foregoing, any action brought by the Company under this Agreement seeking a temporary restraining order, temporary and/or permanent injunction and/or decree of specific performance of the terms of this Agreement may be brought in any court of competent jurisdiction.  The Company shall not be required to post a bond as a condition for the granting of such relief.

Article 16.  Governing Law

16.1           To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware. Venue for any action arising from this Agreement shall be exclusively in King County, Washington.

16.2           The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises.  The arbitration shall take place in King County, Washington, before a single experienced arbitrator licensed to practice law in Washington and selected in accordance with the American Arbitration Association rules and procedures.  Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification.  The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law.

16.3           The Company and the Executive agree that the sole dispute that is excepted from Section 16.2 is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Article 13 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 16.2.

Article 17.  Adjustment of Payments and Benefits

17.1           Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided under this Agreement or otherwise would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants, as engaged by the Company immediately prior to the date of the Change of Control.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 17.1 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 17.1, such payments or benefits will be reduced in the following order: (a) the lump sum severance payment described in Section 8.3(a) (multiple of Base Salary); (b) the lump sum severance payment described in Section 8.3(b) (multiple of Target Annual Bonus); (c) the benefits described in Section 14.1 (reimbursement for certain outplacement services and moving expenses); (d) the benefits described in Section 8.3(e) (reimbursement for cost of continued welfare benefits); (e) the benefits described in Section 8.3(d) (accelerated vesting of equity awards). The Company also hereby agrees that, for purposes of determining whether any payments or benefits under this Agreement would be subject to any excise tax under Section 4999 of the Code and for purposes of determining any limitation on the Company’s compensation deduction under Section 280G of the Code, the noncompete under Section 13.2 of this Agreement shall be treated as an agreement for the performance of personal services and shall be attributed a value as determined by a valuation firm engaged by the Company at its sole expense and designated by the mutual agreement of the Compensation Committee as in place immediately prior to the Change of Control and the Executive.

[signature pages follow]

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Agreement as of the Effective Date.

Executive:

/s/ John H. Johnson
John H. Johnson

Company:

Dendreon Corporation

By: /s/ Pedro Granadillo
      Pedro Granadillo
      Chairman, Search and Compensation
      Committees of the Board of Directors

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